UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 20, 2014

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50679	77-0487658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former, address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2014, we entered into a manufacturing and supply agreement (the “Agreement”) with Produits Chimiques Auxiliaires et de Synthèse SA (“PCAS”), pursuant to which PCAS will manufacture mifepristone (the “product”), the active pharmaceutical agreement in Korlym®, to meet our commercial and development needs. PCAS will manufacture the product at FDA registered facilities. We have agreed to purchase a certain minimum percentage of our mifepristone requirements from PCAS.

The initial term of the Agreement is five years from March 20, 2014, with an automatic extension of one year unless either party gives 12 months’ prior written notice to the other that it does not want such an extension. We have the right to terminate the Agreement if PCAS is unable to manufacture the product for a consecutive nine-month period. The Agreement contains customary representations, warranties and covenants. Subject to certain limitations, we have agreed to indemnify PCAS for certain third-party claims related to the product, and PCAS has agreed to indemnify us for certain breaches of representations, warranties and covenants, and other specified matters.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending March 31, 2014.

Statements made in this current report on Form 8-K, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to the manufacture of the product. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent SEC filings. We disclaim any intention or duty to update any forward-looking statements made in this current report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ G. Charles Robb
Name: G. Charles Robb
Title: Chief Financial Officer and Secretary

Date: March 26, 2014

3